Exhibit 21.1

SUBSIDIARIES OF IGNITE RESTAURANT GROUP, INC.

BHTT Entertainment, Inc.	TX
Brick House Development, LLC	DE
Crab Addison, Inc.	TX
Ignite Restaurants-New Jersey, Inc.	NJ
Ignite Restaurant Group-RSC LLC	DE
Ignite Imagination, LLC	TX
JCS Development, LLC	DE
JCS Monmouth Mall-NJ, LLC	DE
Joe’s Crab Shack-Abingdon MD, Inc.	MD
Joe’s Crab Shack-Alabama Private Club, Inc.	AL
Joe’s Crab Shack-Anne Arundel MD, Inc.	MD
Joe’s Crab Shack-Hunt Valley MD, Inc.	MD
Joe’s Crab Shack-Kansas, Inc.	KS
Joe’s Crab Shack-Maryland, Inc.	MD
Joe’s Crab Shack-Redondo Beach, Inc.	CA
Joe’s Crab Shack-San Diego Inc.	CA